UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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The Valspar Corporation

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World Headquarters 1101 South Third Street Minneapolis, MN 55415	T: +1 612-851-7000 www.valspar.com

Dear Valspar employee,

This letter is to address some of the questions we have received regarding how the combination with Sherwin-Williams will affect Valspar employees. As we stated last week, the announced merger is all about growth. Valspar’s and Sherwin-Williams’ businesses are largely complementary and the limited overlap means that there will be significant career opportunities for the vast majority of Valspar employees. Sherwin-Williams’ leadership could not be more excited to welcome Valspar employees into the Sherwin-Williams family. They have great respect for the expertise and dedication of the Valspar team who will be vital to the future success of the company.

We recognize that some employees may have concerns about their future role in the combined company and know that this may be an unsettling time, in spite of the opportunities it represents. For this reason, we are adopting a very generous severance program to create incentives for employees to remain with the company and to provide a safety net for any employees that may ultimately be affected after the closing of the transaction. The program will cover non-bargaining unit, full-time U.S. employees who experience a job loss during a one year period after the close of the transaction. The attached summary will help answer many of your questions regarding the program.

Importantly, the merger agreement between Valspar and Sherwin-Williams provides that for at least a year after the close of the merger, employee compensation, and benefits in the aggregate, will be no less favorable than employees enjoy today.

Until we close the transaction, Sherwin-Williams and Valspar continue to operate as separate companies. In the months leading up to merger closing, we will begin integration planning. We are committed to being transparent and will keep you informed as new information becomes available. For now, please remain focused on your day-to-day responsibilities and continue to deliver the excellent service and products our customers have come to expect from us.

Thank you for your continued support and dedication to Valspar.

Sincerely,

Gary E. Hendrickson

Chairman and CEO

MERGER SEVERANCE PLAN OVERVIEW

The Valspar Corporation (the “Company”) intends to adopt an enhanced merger severance program (the “Merger Severance Plan”) to provide an incentive for eligible employees in the United States to remain with the Company through the closing of the merger between The Sherwin-Williams Company (“Sherwin-Williams”) and the Company, and to provide transition assistance for any employees displaced during the one-year period following the merger.1

Who Is Eligible?

You will be covered by the Merger Severance Plan and eligible for severance benefits if you remain with the Company through the closing of the merger and meet all of the following eligibility requirements:

•	You are a non-collective bargaining unit “Employee” (meaning a regular, full-time employee normally scheduled to work at least 30 hours per week) on the active U.S. payroll of the Company or one of its affiliates immediately prior to the closing of the merger, excluding officers of the Company; and

•	You experience a “Qualifying Termination,” which means that, during the one-year period following the closing of the merger, your employment is either terminated by the Company or Sherwin-Williams without “Cause” or you voluntarily resign for “Good Reason” (in each case, as defined in Exhibit A).

What Severance Benefits Will Eligible Employees Receive?

The following is a summary of each component of the severance benefits to be offered by the Plan. As a condition to receiving the benefits, you must sign and not revoke a general release of claims against the Company and Sherwin-Williams.

Cash Severance Payment. You will receive salary continuation for a number of weeks that is based on your completed years of service, with minimum and maximum levels (as set forth in Exhibit A).

Prorated Bonus. In addition to the Cash Severance Payment, if you participate in an annual bonus plan or sales incentive plan that pays out annually, you will also receive a prorated bonus based on the amount of the Fiscal Year completed at the time of the Qualifying Termination.

COBRA Subsidy. If you elect COBRA benefits continuation coverage, you will have the monthly health and dental premium rates deducted from your salary continuation payments for each whole month during the severance period. Your salary continuation payments shall be increased to reflect a gross-up for taxes incurred on the portion of the COBRA premium that is subsidized during the severance period.

[1]	This overview is intended to provide you only a brief summary of the severance program, but is not the plan document, does not contain all the terms of the Plan, and does not govern the terms and conditions of severance benefits that will be offered under the Plan. The terms of the Merger Severance Plan, when adopted, will govern eligibility for and payment of severance benefits.

Outplacement Services. You will be provided with outplacement services from a third-party service provider selected by Sherwin-Williams at a level appropriate to your position with the Company.

EXHIBIT A

Severance Tiers

The following table provides the schedule of Cash Severance Payments for Eligible Employees in positions up to the Director level. Participants will receive the greater of a Cash Severance Payment that is equal to (a) two weeks of base pay for each completed year of service, subject to minimum and maximum levels based upon the participant’s Severance Tier, as set forth below; or (b) one week of base pay for each completed year of service.

Severance Tiers	Minimum Cash Severance	Maximum Cash Severance
Participants in the Annual Equity (“RSU”) Program	26 Weeks of Base Pay	36 Weeks of Base Pay
All Other Employees	12 Weeks of Base Pay	26 Weeks of Base Pay

Certain Definitions

For purposes of the Plan, the following definitions shall apply:

“Cause” means (i) the participant’s material act or acts of fraud, embezzlement, dishonesty or other willful misconduct that is injurious to the Company or its affiliates (including Sherwin-Williams and its affiliates), (ii) the participant’s material breach of any of the participant’s obligations under any written agreement with the Company or any of its affiliates (including Sherwin-Williams and its affiliates), (iii) the participant’s commission of, or the participant being formally charged with, a felony criminal offense under U.S. law (or equivalent violation of the laws of any other country), or any misdemeanor involving moral turpitude, or (iv) the participant’s failure to substantially perform his or her duties and responsibilities to the Company or its affiliates (including Sherwin-Williams and its affiliates).

“Good Reason” means (i) a material reduction in the participant’s base salary, (ii) a material reduction in the participant’s annual target bonus percentage, or (iii) relocation of the participant’s principal place of work to a location that increases the participant’s commute by more than 50 miles; provided, that the participant’s termination shall only constitute a termination for Good Reason if (x) the participant provides the Company with a notice of termination within 60 days after the initial existence of the facts or circumstances constituting Good Reason, (y) the Company has failed to cure such facts or circumstances within 30 days after receipt of the notice of termination, and (z) the date of termination occurs no later than 120 days after the initial occurrence of the facts or circumstances constituting Good Reason.

Additional Information and Where to Find it

Valspar intends to file with the SEC a proxy statement in connection with the contemplated transactions. The definitive proxy statement will be sent or given to Valspar stockholders and will contain important information about the contemplated transactions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed with the SEC at the SEC’s website at www.sec.gov.

Certain Information Concerning Participants

Valspar and Sherwin-Williams and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Valspar investors and security holders in connection with the contemplated transactions. Information about Valspar’s directors and executive officers is set forth in its proxy statement for its 2016 Annual Meeting of Stockholders and its most recent annual report on Form 10-K. Information about Sherwin-Williams’ directors and executive officers is set forth in its proxy statement for its 2016 Annual Meeting of Stockholders and its most recent annual report on Form 10-K. These documents may be obtained for free at the SEC’s website at www.sec.gov. Additional information regarding the interests of participants in the solicitation of proxies in connection with the contemplated transactions will be included in the proxy statement that Valspar intends to file with the SEC.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking information about Valspar, Sherwin-Williams and the proposed transaction. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “pro forma,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of announced transactions, and statements about the future performance, operations, products and services of Valspar and its subsidiaries. Valspar and Sherwin-Williams caution readers not to place undue reliance on these statements. These forward-looking statements are subject to a variety of risks and uncertainties. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks and uncertainties include the following: the failure to obtain Valspar stockholder approval of the proposed transaction; the possibility that the closing conditions to the contemplated transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; delay in closing the transaction or the possibility of non-consummation of the transaction; the potential for regulatory authorities to require divestitures in connection with the proposed transaction and the possibility that Valspar stockholders consequently receive $105 per share instead of $113 per share; the occurrence of any event that could give rise to termination of the merger agreement; the risk that stockholder litigation in connection with the contemplated transactions may affect the timing or occurrence of the contemplated transactions or result in significant costs of defense, indemnification and liability; risks inherent in the achievement of cost synergies and the timing thereof; risks related to the disruption of the transaction to Valspar and its management; the effect of announcement of the transaction on Valspar’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties; fluctuations in the availability and prices of raw materials; difficult global economic and capital markets conditions; risks associated with revenues from foreign markets; interruption, failure or compromise of Valspar’s information systems; and changes in the legal and regulatory environment. These risks and others are described in greater detail in Valspar’s Annual Report on Form 10-K for the fiscal year ended October 30, 2015, as well as in Valspar’s Quarterly Reports on Form 10-Q and other documents filed by Valspar with the SEC after the date thereof. Valspar and Sherwin-Williams make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.